From:	EnviroStar Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 1:00 PM, Friday, September 20, 2013

EnviroStar, Inc. Announces Year End Results

Company Reports Record Revenues and Earnings

Miami, FL – September 20, 2013 – EnviroStar, Inc. (NYSE MKT:EVI) today reported record revenues and earnings for the year ended June 30, 2013.

Revenues for fiscal 2013 were $36,226,584, an increase of 61.3% over last year’s revenues of $22,457,089.  Net earnings increased by 214.1% to $1,607,238, or $.23 per share, compared to $511,689, or $.07 per share in fiscal 2012.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “As previously reported, we received a number of large orders for delivery in fiscal 2013, which we successfully delivered during the year. We are beginning fiscal 2014 with a solid backlog containing a few large orders, and while comparisons will be difficult when comparing fiscal 2014 with our recent banner year, we still expect fiscal 2014 to be a very successful year.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Year ended June 30,
	2013	2012

Revenues	$36,226,584	$22,457,089

Earnings before income taxes	2,586,614	828,195
Provision for income taxes	979,376	316,506

Net earnings	$1,607,238	$511,689

Basic and diluted earnings per share	$0.23	$0.07

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732